Filed pursuant to Rule 433

No. 333-188410

April 7, 2015

Brookfield Infrastructure Partners L.P.

All amounts in U.S. dollars

BROOKFIELD INFRASTRUCTURE ANNOUNCES $750.5 MILLION EQUITY OFFERING

Hamilton, Bermuda, April 7, 2015 – Brookfield Infrastructure (NYSE: BIP; TSX: BIP.UN) today announced that it has agreed to issue 8,900,000 L.P. units, on a bought deal basis, to a syndicate of underwriters, co-led by RBC Capital Markets, Credit Suisse, HSBC and TD, at a price of $45.00 per L.P. unit (the “Offering Price”) for gross proceeds of $400,500,000 (the “Offering”). In addition, Brookfield Asset Management Inc. (NYSE/TSX/Euronext: BAM) and certain of its related entities (other than Brookfield Infrastructure) (collectively, “Brookfield”) will purchase, directly or indirectly, 8,101,850 redeemable partnership units of Brookfield Infrastructure’s holding limited partnership (“RPUs”) at the Offering Price (net of underwriting commissions) concurrent with the Offering. The aggregate gross proceeds of the Offering and the placement of RPUs to Brookfield will be $750,499,920.

Brookfield Infrastructure has granted the underwriters an over-allotment option, exercisable in whole or in part for a period of 30 days following closing of the Offering, to purchase up to an additional 1,335,000 L.P. units at the Offering Price. If this option is exercised in full, the gross offering size would increase to $810,574,920.

Brookfield Infrastructure intends to use the net proceeds of the Offering and the issuance of RPUs to Brookfield for investment opportunities, working capital and other general corporate purposes. Prior to being deployed for such purposes, a portion of the net proceeds will initially be used to repay amounts outstanding under Brookfield Infrastructure’s revolving credit facilities. The Offering and issuance of RPUs to Brookfield are expected to close on or about April 13, 2015.

Offer Documents

Brookfield Infrastructure has filed a Registration Statement on Form F-3 (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) in respect of the Offering. Before you invest, you should read the prospectus in that Registration Statement and other documents Brookfield Infrastructure has filed with the SEC for more complete information about Brookfield Infrastructure and the Offering. Brookfield Infrastructure will also be filing a prospectus supplement relating to the Offering with securities regulatory authorities in Canada. You may get any of these documents for free by visiting EDGAR on the SEC website at www.sec.gov or via SEDAR at www.sedar.com. Also, Brookfield Infrastructure, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or you may request it in the United States from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, toll-free: 1-800-211-1037, email: newyork.prospectus@credit.suisse.com, or from RBC Capital Markets LLC, Attention: Prospectus Department, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York, toll-free: 877-822-4089, email: equityprospectus@rbccm.com, or from TD Securities (USA) LLC, 31 W 52nd Street, New York, New York, 10019, tel: 212-827-7392, or from HSBC Securities (USA) Inc., Attention: Prospectus Department, 452 Fifth Avenue, New York, New York, 10018, toll-free: 877-429-7459, email: ny.equity.syndicate@us.hsbc.com, or in Canada from RBC Dominion Securities Inc., Attention: Distribution Centre, 277 Front St. W., 5th Floor, Toronto, Ontario, M5V 2X4, fax: 416-313-6066, email: Distribution.RBCDS@rbccm.com, or from Credit Suisse Securities (Canada), Inc., One First Canadian Place, Suite 2900, Toronto, Ontario, M5X 1C9, tel: 416-352-4500, email: ecm.canada@credit-suisse.com, or from TD Securities Inc., Attention: Symcor NPM, 1625 Tech Avenue, Mississauga, Ontario, L4W 5P5, tel: 289-360-2302, email: sdcconfirms@td.com.

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This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Brookfield Infrastructure in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Brookfield Infrastructure operates high quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry and other characteristics, tend to appreciate in value over time. Its current business consists of the ownership and operation of premier utilities, transport, energy and communications infrastructure assets in North and South America, Australia, and Europe. It also seeks acquisition opportunities in other infrastructure sectors with similar attributes. Brookfield Infrastructure’s payout policy targets 5% to 9% annual growth in distributions. Units trade on the New York and Toronto stock exchanges under the symbols BIP and BIP.UN, respectively.

For more information, please contact:

Investors: Tracey Wise Senior Vice President, Investor Relations Tel: 416-956-5154 Email: tracey.wise@brookfield.com	Media: Andrew Willis Senior Vice President, Communications and Media Tel: 416-369-8236 Email: andrew.willis@brookfield.com

Note: This news release contains forward-looking statements and information within the meaning of Canadian securities laws and “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and in any applicable Canadian securities regulations. The words, “will”, “would”, “expected”, “intends,” “tend to,” “targets” or derivations thereof and other expressions which are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify the above mentioned and other forward-looking statements. Forward-looking statements in this news release include statements regarding the closing and use of proceeds of the Offering and the issuance of RPUs to Brookfield, statements with respect to Brookfield Infrastructure’s assets tending to appreciate in value over time and the level of distribution growth over the next several years. Although Brookfield Infrastructure believes that these forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on them, or any other forward looking statements or information in this news release. The future performance and prospects of Brookfield Infrastructure are subject to a number of known and unknown risks and uncertainties. Factors that could cause actual results of Brookfield Infrastructure to differ materially from those contemplated or implied by the statements in this news release are described in the documents filed by Brookfield Infrastructure with the securities regulators in Canada and the United States including under “Risk Factors” in Brookfield Infrastructure’s most recent Annual Report on Form 20-F and other risks and factors that are described therein and in the Registration Statement and prospectus supplement thereto. Except as required by law, Brookfield Infrastructure undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

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